Exhibit 10.25

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (the "Agreement") is made effective as of February 21, 2020, (the "Effective Date"), by and between Centene Corporation, a Delaware corporation (the "Company" and together with its affiliates within the meaning of Rule 12b-2 promulgated under Section 12 of the Securities Exchange Act of 1934, as amended, the "Company Group"), and Kenneth Burdick ("Executive" and, together with the Company, the "Parties"). Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Offer Letter Agreement, dated as of May 30, 2019, by and between the Company and Executive (the "Offer Letter Agreement").
RECITALS
WHEREAS, Executive currently serves as an Executive Vice President of the Company pursuant to the Offer Letter Agreement; and

WHEREAS, the Parties each desire to enter into this Agreement to set forth the Parties' agreement as to the Retirement of Executive from the Company Group and the Parties' agreement as to advisory services to be provided by Executive following the retirement of Executive from the Company Group.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the Parties agree as follows:

1.Qualifying Termination Date: Departure Date. The Parties hereby acknowledge and agree that Executive's employment with the Company Group shall cease by reason of Retirement effective as of the first anniversary of the Effective Date (the "Transition Date") or, if earlier, upon (x) Executive's termination of employment by the Company Group without Cause, (y) Executive's termination of employment for Good Reason (as defined in the WellCare Severance Plan) or for an Acceptable Reason, or (z) Executive's termination of employment as a result of Executive's Retirement, death or disability (as determined under the Company's Long-Term Disability Plan) (such date, the "Qualifying Termination Date"). Notwithstanding the foregoing, nothing contained in this Agreement shall prohibit either Party from terminating the employment of Executive for any reason prior to the Transition Date (the date of termination of employment, whether on or before the Transition Date, the "Departure Date"). Effective as of the Departure Date, Executive shall be deemed to have resigned from all positions Executive holds as an officer or employee with respect to the Company Group and agrees to execute all further documents reasonably necessary or appropriate to further memorialize any or all such resignations.

2.Transition Period: Transition Period Compensation; Transition Date Compensation.

(a)During the period commencing on the Effective Date and through and including the Departure Date (such period, the "Transition Period"), Executive agrees to continue in the employment of the Company Group as, and perform the duties of, Executive Vice President of the Company subject to and in accordance with the terms of the Offer Letter Agreement.

(b)During the Transition Period, Executive shall continue to be entitled to receive the compensation and benefits provided under, and in accordance with the terms of, the Offer Letter Agreement; provided, that Executive hereby acknowledges and agrees that (i) notwithstanding Section 5 of the Offer Letter, Executive shall not be entitled to receive a grant of Annual Cash LTIP Awards, Annual RSUs, Annual PSUs or any other equity- or equity-based award of the Company following the date that the Company makes its annual equity grants to similarly situated executives in respect of 2021 grant cycle, which is anticipated to occur in December 2020 (the "2022 Award Waiver") and (ii) Executive shall not be entitled to terminate employment for either Good Reason or Acceptable Reason as a result of the Award Waiver.

(c)As consideration for the 2022 Award Waiver, the Company hereby releases Executive from, and deems null and void, the Restrictive Covenant Agreement attached to the Offer Letter Agreement as Exhibit B. As consideration for the Company's release of Executive from the Restrictive Covenant Agreement attached to the Offer Letter Agreement as Exhibit B, and in accordance with the terms of Sections 4(a) and 6(b) of the WellCare Severance Plan, Executive hereby agrees to the restrictive covenants set forth on Exhibit A hereto.

(d)The Parties hereby acknowledge and agree that in connection with Executive's Retirement on the Transition Date, Executive shall be entitled to receive (or be eligible for, as the case may be) the following, in each case of the Transition Date:

(i)the shares of Company common stock subject to the Initial RSU Award shall vest and be delivered to Executive in accordance with the second sentence of Section 4 of the Offer Letter Agreement;
(ii)the Annual RSUs granted to Executive by the Company shall vest in full, and the Annual Cash LTIP Award and Annual PSUs granted to Executive by the Company shall remain outstanding and shall vest or be forfeited at the end of the applicable performance period based on the actual levels of achievement of the applicable performance metrics, in each case, in accordance with Section 5 of the Offer Letter Agreement;
(iii)the severance amounts and benefits under, and in accordance with, the terms of the WellCare Severance Plan (including with respect to the execution and nonrevocation of the release of claims provided by Section 6(a) of the WellCare Severance Plan), calculated as if Executive terminated employment on January 23, 2020 and in accordance with, and as amended by, Section 7 of the Offer Letter Agreement (excluding, in accordance with Section 7 of the Offer Letter Agreement, any Prorated Bonus);
(iv)accelerated settlement of any outstanding equity awards originally granted by WellCare that were converted into equity awards of the Company on the Closing Date in accordance with the terms applicable to such converted awards and Section 7 of the Offer Letter Agreement; and
(v)an annual cash incentive bonus in respect of 2020 based on the actual level of achievement of the applicable performance metrics, which amount shall be paid to Executive at the same time that annual bonuses are paid to employees who have not experienced a termination of employment from the Company Group and, in any event, no later than March 15, 2021.

3. Consulting Services.

(a) Effective as of the day immediately following the Transition Date, and through January 23, 2022 (such period, the "Consulting Period"), Executive shall provide advisory services to the Company Group as reasonably requested by [the Chairman, President & Chief Executive Officer of the Company] or his designee, subject to reasonable and mutual agreement concerning time and place (the

"Consulting Services"). Any travel required for the Consulting Services shall be subject to mutual agreement by the Parties.

(b) Executive represents and warrants that Executive shall act honestly and in good faith and in the best interests of the Company Group at all times while providing the Consulting Services, and that Executive shall use professional care, diligence and skill to ensure that the Consulting Services are provided and completed to the reasonable satisfaction of the Company. Executive represents and warrants that Executive shall comply with all applicable laws, regulations, rules, codes, orders and standards imposed by applicable federal, state, provincial, or local government authorities with respect to the provision of any Consulting Services, and Executive shall not subcontract the provision of any Consulting Services to any third party without receiving prior written consent from the Company.

4. Consulting Fee.

(a)At the end of each calendar quarter during the Consulting Period, the Company Group shall pay Executive a quarterly fee of $350,000 (the "Consulting Fee"). Consulting Fees for Consulting Services rendered to the Company Group shall be paid to Executive as soon as reasonably practicable (and in any event within twenty (20) days) following the final business day of the quarter for which the Consulting Services were performed. Such Consulting Fees shall be the only compensation due to Executive for the performance of the Consulting Services hereunder.

(b)The Company Group shall not withhold from the Consulting Fees any income, social security, or other taxes. Executive hereby acknowledges and agrees that Executive is solely responsible for the payment of all taxes that may result from performance of the Consulting Services and with respect to the payment of the Consulting Fees. Executive hereby acknowledges and agrees that the Company Group shall have no responsibility whatsoever regarding any tax consequences arising from the payment of Consulting Fees under this Agreement.

(c)In addition to the Consulting Fees set forth in Section 4(a), the Company Group shall reimburse Executive for Executive's reasonable out-of-pocket expenses incurred in connection with the Consulting Services in accordance with the Company Group's existing expense reimbursement procedures.

5. Status as Independent Contractor.

(a)The Parties acknowledge and agree that, as of date immediately following the Transition Date, Executive's relationship with the Company Group shall be that of an independent contractor and nothing in this Agreement creates a partnership, joint venture or any employer-employee relationship between Executive on the one hand and any member of the Company Group on the other hand. No member of the Company Group shall have the authority to, nor shall it, supervise, direct or control the manner, means, details or methods utilized by Executive to perform the Consulting Services under this Agreement.

(b)Executive hereby acknowledges and agrees that, following the Transition Date, (i) Executive is not eligible to participate in and waives any claims he may have to any type of benefits offered to employees of the Company Group (other than those to which Executive might be entitled as a former employee of the Company Group pursuant to the Offer Letter Agreement or the terms of any Company Group benefit plan in which Executive participated as of the Transition Date) and (ii) neither Executive nor any individual employed by Executive or acting on Executive's behalf shall be treated or regarded as employee of the Company Group under the laws or regulations of any government or governmental agency.

(c)Following the Transition Date, Executive shall not be an agent of the Company Group and shall have no authority to make any statement, representation, or commitment of any kind or to take any action binding upon any member of the Company Group without the Company's prior written authorization and shall have no management authority with respect to any member of the Company Group.

(d)The Parties acknowledge and agree that, on the Transition Date, Executive will have had a "separation from service," within the meaning of section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A"). The Parties reasonably expect that the performance of the Consulting Services will not require Executive to provide more than twenty percent (20%) of the average level of services rendered by Executive to the Company Group during the thirty-six (36) months immediately preceding the Transition Date.

6. Miscellaneous.

(a)Governing Law. The validity, interpretation, construction, performance and enforcement of this Agreement shall be governed by the laws of the State of Missouri, without application of any conflict of laws principles that would result in the application of the laws of any other jurisdiction.

(b)Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

(c)Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and permitted assigns and the Company shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. The Company may not assign or delegate any rights or obligations hereunder except to a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company. Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by Executive, Executive's beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive's legal personal representatives.

(d)Notice. For the purposes of this Agreement, notices and all other communications shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by one Party to another Party or, if none, in the case of the Company, to the Company's headquarters directed to the attention of the Company's General Counsel and, in the case of Executive, to the most recent address shown in the personnel records of the Company or another member of the Company Group. All notices and communications shall be deemed to have been received on the date of delivery thereof.

(e)Entire Agreement; Certain Acknowledgements. This Agreement contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between or among any member of the Company Group and Executive with respect to the subject matter hereof including, for the avoidance of doubt, the Term Sheet, dated as of February 18, 2020, by and between Executive and the Company; provided, that, except as otherwise amended or superseded by this Agreement, the Offer Letter Agreement shall continue in accordance with its terms following the Effective Date. Executive hereby acknowledges and agrees that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive's own judgment. Executive hereby acknowledges and agrees that Executive has had the opportunity to consult with legal counsel of Executive's choice in connection with the drafting, negotiation and execution of this Agreement.

(f)Headings. The headings and captions in this Agreement are provided for reference and convenience only, shall not be considered part of this Agreement, and shall not be employed in the construction of this Agreement.

(g)Construction. This Agreement shall be deemed drafted equally by both the Parties, and any presumption or principle that the language is to be construed against either Party shall not apply.

(h)Counterparts. This Agreement may be executed in several counterparts, each of which is an original and all of which shall constitute one instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

(i)Withholding. The Company shall be entitled to withhold (or to cause the withholding of) the amount, if any, of all taxes of any applicable jurisdiction required to be withheld by an employer with respect to any amount paid to Executive hereunder. The Company, in its sole and absolute discretion, shall make all determinations as to whether it is obligated to withhold any taxes hereunder and the amount thereof.

(j)Section 409A. The Parties intend for the payments and benefits under this Agreement to be exempt from Section 409A or, if not so exempt, to be paid or provided in a manner which complies with the requirements of such section, and intend that this Agreement shall be construed and administered in accordance with such intention. If any payments or benefits due to Executive hereunder would cause the application of an accelerated or additional tax under Section 409A, such payments or benefits shall be restructured in a manner which does not cause such an accelerated or additional tax. For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following Executive's separation from service shall instead be paid on the first business day after the date that is six months following Executive's termination date (or death, if earlier). Without limiting the foregoing, Executive hereby acknowledges and agrees Executive shall be solely responsible for any taxes, penalties or interest Executive incurs under Section 409A.

(k)Centene and you will cooperate in good faith to modify the treatment of your outstanding Centene severance and equity awards to provide for treatment that minimizes or eliminates the imposition of a Section 280G golden parachute excise tax on you while maintaining as closely as possible the intended treatment of such equity awards as set forth in this Agreement. Notwithstanding the foregoing, you acknowledge that you will be solely responsible for any taxes you incur under Sections 280G or 4999 of the Internal Revenue Code of 1986, as amended (the "Golden Parachute Provisions"). The Section 280G provision of the WellCare Severance Plan shall continue to apply in the event of any taxes incurred under the Golden Parachute Provisions by reason of the Closing Date (and related equity award vesting and severance), and the parties agree that all determinations under the WellCare Severance Plan in respect of the Golden Parachute Provisions and the assumptions to be utilized in arriving at such determination shall be made by Golden Parachute Tax Solutions LLC following consultation with the parties.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date and year first above written.
CENTENE CORPORATION

By: /s/ H. Robert Sanders
Name: H. Robert Sanders
Title: Senior Vice President, Human Resources

EXECUTIVE

/s/ Kenneth Burdick
Kenneth Burdick